Exhibit 10.24

DATED 17 DECEMBER 2020
(1) F&G ANNUITIES & LIFE, INC.
(2) F&G CAYMAN RE LTD.
KEEPWELL AGREEMENT

This Keepwell Agreement (this “Agreement”) is made on 17 December 2020
BETWEEN
(1)    F&G Annuities & Life, Inc., a Delaware corporation having its registered office at the offices of 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309 (“Parent”); and
(2)    F&G Cayman Re Ltd., a company incorporated in the Cayman Islands having its registered office at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1 -9008, Cayman Islands (the “Licensee”);
WHEREAS
(A)    Parent owns 100% of the issued share capital of Licensee as of the date hereof.
(B)    Licensee holds a Class D license under the Insurance Law and is a reinsurer primarily for the purpose of writing life and annuity reinsurance and pension risk transfer business (buy-outs, buy-ins, and longevity swaps) with third party clients and affiliated insurance companies (the “Reinsurance Business”) as further described in the document entitled the Business Plan and Financial Projection dated May 2020 and which was submitted to the Regulator as part of Licensee’s application for a Class D licence (as amended from time to time, the “Business Plan”).
(C)    Licensee will enter into certain Reinsurance Contracts and Service Agreements as contemplated by the Business Plan or otherwise in connection with its Reinsurance Business.
(D)    For the purposes of Licensee obtaining one or more financial strength ratings and/or credit ratings, Parent has agreed to make the representations, warranties, agreements and covenants specified herein.
IT IS AGREED AS FOLLOWS
1.    DEFINITIONS AND INTERPRETATION
1.1    In this Agreement (including the recitals hereto) unless the context otherwise requires these words and expressions shall have the following meaning:
“Beneficiary” means each person who has a right, entitlement or claim against the Licensee in connection with a Covered Obligation and “Beneficiaries” shall be construed accordingly.
“Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open in the Cayman Islands and New York for the transaction of normal banking business.
“Business Insurance” has the meaning specified in Clause 2.5.

“Business Plan” shall have the meaning specified in Recital (B).
“Business Statements” means any documents, statements, accounts, business plans, projections, certificates, reports, data and information relating to the Reinsurance Business and agreed to be designated as such by Parent and Licensee for the purposes of this Agreement.
“Covered Obligations” means all Relevant Obligations that are not Excluded Covered Obligations.
“Excluded Covered Obligations” means any obligations, liabilities, actions, proceedings, claims, demands, fines, penalties, costs or expenses whatsoever which Licensee may incur or be subject to in consequence of operating its Reinsurance Business and which is insured by the Business Insurance.
“Financial Projection” means each projection furnished by or on behalf of the Licensee to Parent which shall be prepared in good faith based upon assumptions that are reasonable at the time made and which remain reasonable at the time the projections are made available to Parent and may include, without limitation, projected balance sheets, income statements and statements of cash flows.
“Insurance Law” means the Insurance Law, 2010 of the Cayman Islands.
“Insurance Legislation” means the Insurance Law and all regulations, rules or guidance related thereto including those published by the Regulator.
“Keepwell Amount” has the meaning specified in Clause 3.1.
“Licensee Failure” has the meaning specified in Clause 2.2.
“Relevant Obligations” means:
(a)    all obligations and liabilities assumed by the Licensee whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, or out of or in connection with the Reinsurance Contracts;
(b)    all obligations and liabilities other than those included in (a) above required by the Licensee to operate its Reinsurance Business (including, without limitation, any amounts payable by the Licensee under its Service Agreements and any premia payable under its Business Insurance) and which have been included in the Licensee’s operational, regulatory or working capital set out in the applicable financial statements or any applicable Financial Projection certified by the Chief Executive Officer; and
(c)    any additional prescribed capital required to be maintained by the Licensee under the Insurance Legislation or as otherwise imposed by the Regulator from time to time in addition to the minimum regulatory capital required by the Insurance Legislation for a Class D insurer (as such term is defined in the Insurance Law).
“Regulator” means the Cayman Islands Monetary Authority.
“Reinsurance Business” shall have the meaning specified in Recital (B).
“Reinsurance Contracts” means all reinsurance contracts written by Licensee.
“Service Agreements” means all service agreements entered into by Licensee.
“Umpire” has the meaning specified in Clause 12.3.
“USD” means the lawful currency of the United States of America from time to time.
“Winding-up Laws” any law, regulation rule, or order relating to the voluntary or involuntary winding-up, insolvency, bankruptcy, reorganisation, receivership, creditors’ rights, insolvency, debtor’s relief proceedings, or any similar matters relating to the same howsoever described.
1.2    In construing this Agreement, unless otherwise specified:
(a)    References to “obligations and liabilities” shall be construed so as to include all obligations, liabilities, actions, proceedings, claims, demands, fines, penalties, costs or expenses.
(b)    References to “payments” shall be construed as references to “payments in immediately available and freely transferable funds”.
(c)    References to “perform” or the “performance” of an obligation (including, for the avoidance of doubt, a Covered Obligation) shall be construed as referenced to the performance, compliance, payment, maintenance, satisfaction and discharge of that obligation (as applicable) in accordance with its terms.
(d)    References to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces.
(e)    References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted.

(f)    References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa.
(g)    References to clauses and schedules are to clauses of, and schedules to, this Agreement.
2.    KEEPWELL COVENANTS
2.1    Subject to applicable law, Parent shall cause Licensee to perform or comply with each Covered Obligation in accordance with its terms as and when it becomes due (after taking into account any grace or extension periods).
2.2    In the event that Licensee fails to perform or comply with one or more Covered Obligations in accordance with their terms as and when any of the same become due (after taking into account any grace or extension periods) (each a “Licensee Failure”), then Parent fully, irrevocably and unconditionally shall cause each such Covered Obligation to be performed or complied with as soon as reasonably practicable, regardless of any Winding-Up Laws affecting the terms of any such Covered Obligation and/or any rights of a Beneficiary as against Licensee relating to such Covered Obligation.
2.3    Parent agrees to make available to or arrange for Licensee to have sufficient funds to enable it to punctually meet any and all damages owed to, or losses suffered by, a Beneficiary, in each case, caused by a Licensee Failure, to the fullest extent that Licensee would be so liable and without regard to any reduction in Parent’s liability as a result of the application of any Winding-Up Laws on the same.
2.4    To the fullest extent permitted by applicable law, until one year (or, if longer, the applicable preference period then in effect) and one Business Day after the satisfaction in full of all of the payment and delivery Covered Obligations of Licensee, Parent shall not take any steps to cause Licensee to be subject to any winding-up or bankruptcy procedures or proceedings (whether voluntary or involuntary) including, without limitation, (a) filing any petition with respect to Licensee pursuant to any Winding-Up Laws; (b) seeking or consenting to (i) a determination of bankruptcy or insolvency with respect to Licensee, (ii) a liquidation, dissolution, arrangement or similar relief with respect to Licensee, (iii) voting affirmatively in any shareholder’s resolution to wind-up the Licensee on a voluntary basis or otherwise contributing to such resolution being passed, in each case, whether at a shareholder’s meeting or by written resolution, (iv) the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for Licensee or for all or any substantial portion of its properties or (v) other relief that would constitute a voluntary or involuntary winding-up or bankruptcy with respect to Licensee or all or substantially all of its property.
2.5    Licensee or its affiliates shall use its reasonable best efforts to purchase and maintain with one or more financially sound and reputable insurance companies, insurance with respect to its Reinsurance Business against loss or damage (a) of the kinds customarily insured against by persons engaged in the same or similar business as the Licensee and (b) of such types and in such amounts as are customarily covered under similar circumstances by such persons (including, without limitation, insurance cover for business interruption risks or employee claims, if customary) (such insurance, the “Business Insurance”).
2.6    Licensee shall notify, or procure that one of its agents or delegates notifies, Parent as soon as reasonably practicable upon it becoming aware:
(a)    that it will not be able to perform or comply with any Covered Obligation in accordance with terms in full on the applicable due date (after taking into account any grace or extension periods);
(b)    of any change to its Reinsurance Business or its management or operations (whether planned or proposed or which has already come into effect) and which is reasonably expected to have a material adverse effect on the financial performance of Licensee; and
(c)    of any event or circumstance which will cause an update to the Business Plan or a notification to the Regulator.
2.7    For the purpose of Parent monitoring and assessing its obligations hereunder, but subject always to the compliance by Licensee with any applicable privacy and confidentiality requirements to which it is subject, Licensee shall furnish to Parent the Business Statements on a quarterly basis or on such other timeframe or frequency as may be agreed between Parent and Licensee from time to time. In addition, by signing this Agreement, Parent is deemed to have requested that Licensee furnish to Parent, promptly after they become available, copies of:
(a)    each updated and finalised form of the Business Plan (including any drafts prior to the finalisation of such Business Plan if requested by Parent);
(b)    all financial statements required to be produced by the Licensee under all applicable law (including the Insurance Legislation) or as required by the Regulator; and
(c)    any Financial Projections prepared by the Licensee, and the Licensee hereby agrees to comply with such requests. In the case of any financial projections, Parent acknowledges that such projections are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the control of Licensee, and that actual results may differ, and such differences may be material, from those expressed or implied in such projections, and no assurance can be given that the projections will be realised.

3.    KEEPWELL PAYMENTS
3.1    Parent shall transfer to Licensee one or more amounts from time to time for the purpose of preventing a Licensee Failure from arising (each a “Keepwell Amount”) due to Licensee having insufficient funds to pay, transfer or maintain the amounts necessary with respect to the relevant Covered Obligation.
3.2    Each Keepwell Amount shall be paid or transferred (as the case may be) to Licensee by Parent as directed by the Licensee for such amount(s) (including, without limitation, to any general account designated for the purposes of receiving such amount(s) by Licensee) or in such other manner or method as may be agreed between Parent and Licensee from time to time with respect to one or more Keepwell Amounts.
3.3    The amount of each Keepwell Amount shall be at least equal to the amount required to ensure Licensee has sufficient funds to perform or comply with the Covered Obligation(s) (or to remedy the Licensee Failure(s)) designated for that amount. Such amount shall be determined by Parent acting in good faith and in a commercially reasonable manner. Licensee covenants to provide Parent with such supporting information, reports, agreements, instruments, deeds, certificates, documents or data as Licensee may reasonably request (in addition to any Business Statements already provided under Clause 2.7) for the purposes of Parent making such determination (but subject always to the compliance with any confidentiality requirements to which the Licensee is subject).
3.4    In the case that Parent has been given prior written notice by Licensee that it believes it has insufficient funds to perform or comply with a particular Covered Obligation in accordance with Clause 2.7, then the corresponding Keepwell Amount shall be made by Parent by no later than two Business Days prior to the date on which a Licensee Failure would otherwise arise with respect to that Covered Obligation. In the case that Parent has not been so notified, the Keepwell Amount for a particular Licensee Failure shall be made within two Business Days of Parent being notified in writing of such Licensee Failure.
3.5    Where the Licensee is insolvent howsoever defined in the applicable Winding-Up Laws and is subject to winding-up procedures or proceedings or any other bankruptcy process contemplated by the Winding-Up Laws, Parent shall have the right to elect to make payments or transfers directly to the relevant Beneficiary as full and final settlement of the applicable Covered Obligation and otherwise enter into such transactions or arrangements with the Beneficiary as Parent deems necessary to facilitate the same (and which shall be entered into in such manner and be on such terms as Parent may determine in its sole and absolute discretion).
3.6    All Keepwell Amounts expressed to be payable or provided hereunder by Parent to Licensee shall be paid in USD.

3.7    Wherever this Agreement provides for a payment or transfer from Parent to Licensee, such payment shall be effected by a wire transfer of immediately available monetary funds to the bank account specified by Licensee to Parent reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment. The payment obligation shall be deemed discharged upon crediting the respective amount to the correspondent account of the payment recipient’s bank with its correspondent bank.
3.8    If any payment obligation under this Agreement is required to be discharged on a day which is not a Business Day, such obligation shall be performed on the immediately following Business Day.
4.    DISCHARGE ONLY UPON SATISFACTION IN FULL
Parent’s obligations hereunder shall remain in full force and effect until all Covered Obligations have been satisfied in full.
5.    WAIVERS; SUBORDINATION
5.1    Parent waives, to the fullest extent permitted by applicable law, each of the following:
(a)    the right to have the property of Licensee first applied to the discharge of any Covered Obligations prior to any performance by Parent of any of its obligations hereunder;
(b)    any defence based on or arising under applicable Winding-Up Laws including, without limitation, due to the commencement of any voluntary or involuntary winding-up procedure with respect to Licensee and/or any cessation of Licensee’s responsibility for the Covered Obligations to the extent that such defence results from the application of any Winding-Up Laws;
(c)    all rights and benefits under applicable law purporting to reduce Parent’s obligations in proportion to the principal Covered Obligation;
(d)    until all Parent’s obligations have been satisfied in full under Clause 4, any right of subrogation to, or right to enforce, any remedy which a Beneficiary has or may have against Licensee in respect of the Covered Obligations, and any right of indemnification or recovery that Parent may have against Licensee; and
(e)    all presentments, demand for performance, notices of non-performance, protests, notices of protest, notices of dishonour, and notices of acceptance of this Agreement.
6.    BANKRUPTCY NO DISCHARGE
6.1    Notwithstanding anything to the contrary contained herein, this Agreement shall continue to be effective if at any time payment or other satisfaction of any part or all of the

Covered Obligations is rescinded, or must otherwise be restored or returned by a Beneficiary by any extent, based upon the insolvency, bankruptcy or reorganisation of Licensee or other similar proceeding or procedure, all as though such payment had not been made.
6.2    Notwithstanding any modification, discharge or extension of any Covered Obligation, or any amendment, modification, stay or cure of a Beneficiary’s rights with respect to a Covered Obligation which may occur in any bankruptcy or reorganisation case or proceeding or procedure concerning Licensee, whether permanent or temporary, and whether assented to by a Beneficiary, Parent hereby agrees that Parent shall be obligated hereunder to pay and satisfy the Covered Obligations and discharge Parent’s other Covered Obligations hereunder in accordance with the terms hereof.
6.3    As of the date hereof, Parent specifically understands and acknowledges that by virtue of this Agreement, Parent has specifically assumed any and all risks of a voluntary or involuntary winding-up, bankruptcy or reorganisation of Licensee.
7.    ABSOLUTE AND UNCONDITIONAL COVERED OBLIGATIONS
7.1    Parent hereby confirms and agrees that its obligations under Clause 2 (Keepwell Covenants) and Clause 3 (Keepwell Payments) hereof are absolute and unconditional under any and all circumstances, and Parent hereby waives, in favour of Licensee and each Beneficiary to the maximum extent permitted by any applicable law (including any federal, state, local or foreign law), rule, regulation, ordinance, code, directive, order, authorisation or treaty of any governmental body and any relevant final administrative or judicial precedent interpreting or applying the foregoing, any right of setoff or counterclaim, or any other defence it may have or acquire with respect to such obligations. For the avoidance of doubt, any payment obligations of Parent hereunder are on a net basis and, if there is any withholding on Parent’s payments required under any applicable law, Parent shall provide an appropriate gross-up such that Licensee receives the requisite amounts in full.
8.    NO THIRD PARTY RIGHTS
8.1    Nothing in this Agreement, express or implied, nor action by any of the parties hereto, is intended to confer any rights, benefits or obligations hereunder upon any person (including any Beneficiary) other than the parties hereto and their respective successors and assigns. A person who is not a party to this Agreement shall not have any rights under The Contracts (Rights of Third Parties) Law, 2014 or any other applicable law dealing with rights of third parties, to enforce any term of this Agreement.
9.    NOT A GUARANTEE
9.1    This Agreement is not, and nothing contained herein and nothing done pursuant hereto by Parent shall be deemed to constitute, a guarantee by Parent of the payment of any obligation, indebtedness or liability of any kind or character whatsoever of Licensee.

10.    REPRESENTATIONS AND WARRANTIES
10.1    Parent makes the following representations and warranties on the date hereof and on each date it makes a payment pursuant to the terms hereunder:
(a)    Parent has the full right, power and authority to enter into and perform this Agreement, all necessary action, whether corporate or otherwise, has been taken by Parent to authorise Parent’s execution of this Agreement and to engage in the transactions evidenced hereby, and this Agreement is binding upon and enforceable against Parent in accordance with its terms.
(b)    The execution and delivery of this Agreement is not, and the performance hereof will not be, in contravention of, or in conflict with, (i) the memorandum and articles of association of Parent and any other constitutional documents of Parent, (ii) any agreement, indenture or undertaking to which Parent is a party or by which Parent or any of Parent’s property is, or may be bound or affected, or (iii) any, writ, injunction, decree or demand of any court or other governmental authority.
10.2    In addition, Parent makes the following representations and warranties solely as to itself as of the date hereof:
(a)    it is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;
(b)    it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorise such execution, delivery and performance;
(c)    such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(d)    all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(e)    its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

11.    NOTICES
11.1    Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing, in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof, and may be sent by a recognised courier service, prepaid airmail (in the case of international service), email or may be delivered personally to the address of the relevant party as set out below, or at such other address as may have been notified to the other parties in writing. Without prejudice to the foregoing, any notice shall be deemed to have been received:
(a)    if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service;
(b)    if sent by email, on the same day or if not a Business Day, the next Business Day;
(c)    if sent by prepaid airmail, five days after the date of posting; and
(d)    if delivered personally, on the same day or if not a Business Day, the next Business Day.
11.1    PARENT:
F&G ANNUITIES & LIFE, INC.

Address:	801 Grand Avenue, Suite 2600
Des Moines, Iowa 50309
Telephone:
Email:
11.2    LICENSEE:
F&G CAYMAN RE LTD.

Address:	Cayman Corporate Centre
27 Hospital Road
George Town
Grand Cayman KY1-9008
Cayman Islands
Telephone:
Email:

12.    GOVERNING LAW; ARBITRATION
12.1    This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with New York law.
12.2    As a condition precedent to any right of action arising hereunder, any dispute arising out of or relating to the interpretation, performance or breach of this Agreement, as well as the formation and/or validity thereof, whether arising before or after termination of this Agreement, shall be referred to and resolved by a panel of three arbitrators. Either party may request arbitration in writing, such request to be using the notice provisions set forth in Clause 11.
12.3    One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator (the “Umpire”) who shall preside at the hearing. All arbitrators shall be disinterested active or former officers of life insurance or life reinsurance companies. If either party fails to appoint its arbitrator, or fails to notify the other party of the name of the arbitrator so appointed, within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days’ written notice of its intention to do so, may appoint the second arbitrator. If the two (2) arbitrators are unable to agree upon the appointment of the Umpire within thirty (30) days of their appointment, each party shall, each through its appointed arbitrator, nominate five (5) Umpire candidates, of whom the other party, through its appointed arbitrator, shall strike four (4) candidates, and the decision between the two (2) remaining candidates determined by a random selection methodology agreed between the two (2) appointed arbitrators.
12.4    All arbitration proceedings initiated hereunder shall be confidential as against third parties. In any court proceedings initiated pursuant or ancillary to such arbitration, the parties shall attempt to file arbitration papers “under seal” or under a similar designation to preserve and ensure the confidential nature of the proceeding.
12.5    Within thirty (30) days after notice of appointment of all arbitrators, the parties hereto shall use reasonable best efforts to cause the panel to meet and determine timely periods for briefs, discovery procedures and schedules for a hearing.
12.6    The panel shall be relieved of all judicial formality and shall not be bound by rules of procedure and evidence. The arbitration shall take place in New York, New York unless otherwise agreed between the parties. The decision of any two (2) arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate. Judgment upon the award may be entered in any court having jurisdiction thereof.
12.7    Each party shall bear the costs of the arbitrator it selected and will bear, jointly and equally with the other party, the costs of the Umpire. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including without limitation, legal fees, provided, however, that the panel shall not award punitive, exemplary or consequential damages.
13.    ENTIRE AGREEMENT
13.1    This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.
14.    AMENDMENTS; WAIVERS
14.1    Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed by the parties hereto. Upon the agreement of any such amendment or waiver, the Licensee shall notify the Regulator prior to or as soon as reasonably practicable after such amendment or waiver is intended to take effect.
14.2    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.
15.    NON-ASSIGNABILITY
15.1    This Agreement and the rights and obligations of the parties under this Agreement may not be assigned or delegated by either party without the prior written consent of the other party; provided, however, that no prior consent shall be required in connection with an assignment effected by merger, consolidation or similar transaction or otherwise by operation of law.
16.    COUNTERPARTS
16.1    This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
17.    SEPARATENESS
17.1    Parent acknowledges and agrees that Licensee and Parent are separate legal entities and have separate and independent assets, liabilities and owners, and neither of such entities is the agent of, or otherwise has the power to bind, the other and that neither entity is guarantor or surety with respect to, or is otherwise responsible with respect to third parties for, the liabilities or Covered Obligations of, the other, and Parent represents that it is not entering into, or performing its Covered Obligations under, this Agreement on any basis inconsistent with the foregoing.
18.    NO DOUBLE RECOVERY
The Licensee shall not be entitled to obtain any payment, reimbursement, restitution or indemnity more than once from Parent for the same Covered Obligation such that there is no double counting.
IN WITNESS whereof the parties hereto have executed this Agreement on the day and year first above written.
[Signature page follows]

EXECUTED for and on behalf of F&G ANNUITIES & LIFE, INC.:

By:	/s/ Christopher O. Blunt
Duly Authorised Signatory
Name: Christopher O. Blunt
Title: Director

EXECUTED for and on behalf of F&G CAYMAN RE LTD.:

By:	/s/ John T. Fleurant
Duly Authorised Signatory
Name: John T. Fleurant
Title: Director